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                             Harris Interactive Inc.
                                   Exhibit 11
              Statement Regarding Computation of Per Share Earnings
               (In thousands, except share and per share amounts)
                                   (Unaudited)


                                                                 THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                      MARCH 31,                           MARCH 31,
                                                                2000               1999             2000             1999

   Net loss   (a)                                            $       (5,516)    $     (2,551)    $    (14,331)    $     (6,044)

   Accrued dividends on preferred stock                                   -             (294)            (738)            (882)
                                                         -------------------  ---------------  ---------------  ---------------

   Net loss available to holders of common stock (b)                 (5,516)          (2,845)         (15,069)          (6,926)
                                                         -------------------  ---------------  ---------------  ---------------
                                                         -------------------  ---------------  ---------------  ---------------

Basic and diluted net loss per share (b/c)                          $ (0.17)    $      (0.29)    $      (0.76)    $      (0.71)
                                                         -------------------  ---------------  ---------------  ---------------
                                                         -------------------  ---------------  ---------------  ---------------

Weighted average shares outstanding - basic
 and diluted (c)                                                 32,157,898        9,680,664       19,796,104        9,753,697
                                                         -------------------  ---------------  ---------------  ---------------
                                                         -------------------  ---------------  ---------------  ---------------

Pro forma basic and diluted net loss per share (a/d)         $        (0.17)    $      (0.12)    $      (0.54)    $      (0.28)
                                                         -------------------  ---------------  ---------------  ---------------
                                                         -------------------  ---------------  ---------------  ---------------

Pro forma basic and diluted weighted average
 shares outstanding (d)                                          32,157,898       21,470,942       26,655,902       21,543,975
                                                         -------------------  ---------------  ---------------  ---------------
                                                         -------------------  ---------------  ---------------  ---------------

Pro forma basic and diluted net loss per share (as presented in the Consolidated Statement of Operations) has been computed by dividing net loss by the pro forma weighted average number of shares outstanding. Pro forma weighted average shares assume the conversion of all preferred stock (which were ultimately converted to common stock in conjunction with the initial public offering, as if the conversion occurred at the beginning of the period or at date of issuance, if later).